Exhibit 10.10

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”) is made as of this 17th day of May, 2008, by and among ROBERT F. MAGUIRE III, an individual (the “Executive”), Maguire Properties, Inc., a Maryland corporation (the “REIT”), and Maguire Properties, L.P, a Maryland limited partnership (the “Operating Partnership” and, together with the REIT, collectively referred to herein as the “Company”). Capitalized terms not defined herein shall have the meaning ascribed in the Employment Agreement (defined below).

WHEREAS, the Company and the Executive are parties to that certain employment agreement effective as of June 27, 2003, as amended by that Amendment to Employment Agreement dated as of April 26, 2008 (the “Employment Agreement”);

WHEREAS, the REIT and the Executive are parties to that certain noncompetition agreement dated June 27, 2003 (the “Noncompetition Agreement”);

WHEREAS, the Executive has decided to resign his employment as Chief Executive Officer of the Company effective as of May 17, 2008 (the “Separation Date”), as well as to resign as Chairman of the Board of Directors, and as a director, of the REIT and as an officer and director of any subsidiary or affiliate controlled by the Company (collectively, the “Affiliates”) effective as of the Separation Date, subject to the terms of this Agreement; and

WHEREAS, the Company has agreed to accept the Executive’s resignation and to provide the Executive with certain additional rights, benefits and releases (as described below) in exchange for the Executive’s release of any and all claims that the Executive may have against the Company and/or the “Released Persons” (as that term is defined herein) as provided herein, and the other covenants, promises and terms contained in this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, the parties hereby agree as follows:

1. Resignation; Return of Property.

1.1. The Executive hereby resigns from employment with the Company and all the Company’s Affiliates, including, but not limited to, his position as Chief Executive Officer of the Company, effective on the Separation Date.

1.2. The Executive hereby resigns from the Board of Directors of the Company (and as an officer and director of all the Company’s Affiliates, including, but not limited to, his position as Chairman of the Board of Directors of the REIT), effective on the Separation Date.

1.3. The Executive will execute such additional written confirmations of the resignations set out in Sections 1.1 and 1.2 as shall be reasonably requested by the Company.

1.4. As promptly as practicable with respect to each item identified below, but no later than 30 days after the Separation Date, the Executive shall return all property of the REIT or the Operating Partnership in his possession, custody or control, including, but not limited to, any ID card, keys, parking and building access cards, credit cards and any electronic devices that have been allocated to or are otherwise in the possession, custody or control of the Executive; provided, that no such property shall be used, prior to its return by the Executive, to create any obligation on the Company’s behalf. As soon as administratively practicable, but in any event no later than 60 days following the Separation Date, the Executive either shall return his Company-provided automobile or acquire it on mutually satisfactory terms.

2. Consideration; Acknowledgements.

2.1. In consideration of the Executive’s release of all claims and the Executive’s other covenants and agreements contained herein, and provided that this Agreement has not been revoked or otherwise breached in any material respect by the Executive as of the eighth (8th) day following the Executive’s execution of this Agreement (including, but not limited to, the Executive’s execution with respect to the release provisions of Section 3 hereof), the Company agrees to treat the Executive’s resignation hereunder as if the Executive had terminated his employment with the Company for “Good Reason” pursuant to Section 3(c) of the Employment Agreement, the Executive shall be deemed to have complied with the notice and other provisions of Section 3(d) of the Employment Agreement, and the Executive shall be entitled to receive severance benefits in the amount of $2,800,000.00, less any amounts for Federal, state, local or foreign taxes required to be withheld pursuant to any applicable law or regulation, which the parties acknowledge represents an amount equal to the value of the benefits described in Section 4(a) of the Employment Agreement, which, subject to Section 2.7 hereof, shall be payable in a lump sum as soon as practicable following the Effective Date (as defined in Section 3.3.6 hereof).

2.2. On the Separation Date, the Executive shall be awarded the title of Chairman Emeritus of the REIT, which he shall be entitled to retain until a resolution or consent is adopted by the REIT’s Board of Directors of the Company removing such title from Executive, which shall not occur prior to the second anniversary of the Separation Date; provided, that Executive does not breach the terms of this Agreement in any material respect (after at least 15 days’ notice and opportunity to cure), and, provided further, that such title does not entitle Executive to any authority or responsibility with respect to the management or operations of the Company.

2.3. The Company shall enter into a Consulting Agreement with the Executive, substantially in the form attached hereto as Appendix A. Notwithstanding any early termination or breach by either party of such Consulting Agreement, the mutual general release set forth in Section 3, below, shall remain in full force and effect.

2.4. Commencing on the Separation Date and continuing for so long as Executive retains the title of Chairman Emeritus of the REIT, the Executive shall be entitled to a payment of $750,000.00 per year, payable annually in advance, to defray the costs of maintaining an office, in a location of the Executive’s choosing (other than any location within the offices of the Company), as well as two assistants and a personal driver.

2.5. As of the Effective Date, both the Non-Solicitation covenants set forth in Section 9(b) of the Employment Agreement and the Noncompetition Agreement, in its entirety,

are hereby terminated and revoked, and shall be of no further force or effect; provided, however, that the Executive shall have no liability for any breach of the Non-Solicitation covenants set forth in Section 9(b) of the Employment Agreement or the Noncompetition Agreement between the Separation Date and the Effective Date.

2.6. The Executive hereby acknowledges and agrees that he shall not be eligible to receive any payments or other benefits under this Agreement (including those described with reference to Sections 4(a)(i)(B) and 4(a)(ii), (iii) and (iv) of the Employment Agreement) until the Effective Date. For avoidance of doubt, the Executive acknowledges and agrees that if he revokes or in any material respect breaches this Agreement, he will have no right to receive any of the severance benefits under the Employment Agreement, and the Company shall have no further obligation to him hereunder.

2.7. Notwithstanding any provision to the contrary in this Agreement, no payment or distribution under this Agreement which constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of the Executive’s termination of employment with the Company will be made to the Executive unless the Executive’s termination of employment constitutes a “separation from service” (as such term is defined in Treasury Regulations issued under Section 409A of the Code). In addition, no such payment or distribution will be made to the Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Executive’s “separation from service” (as such term is defined in Treasury Regulations issued under Section 409A of the Code) or (ii) the date of the Executive’s death, if the Executive is deemed at the time of such separation from service to be a “key employee” within the meaning of that term under Section 416(i) of the Code and to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code. It is intended that this Agreement shall comply with the provisions of Section 409A of the Code and the Treasury Regulations relating thereto so as not to subject the Executive to the payment of additional taxes and interest under Section 409A of the Code. In furtherance of this intent, this Agreement shall be interpreted, operated, and administered in a manner consistent with these intentions.

3. Mutual General Release and Covenant Not to Sue.

3.1. Except as specified in Section 3.7 below, and for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Executive, for himself and on behalf of his Affiliates, on the one hand, and the Company, for itself and on behalf of its Affiliates, on the other hand (each a “Releasing Person”), do hereby release and forever discharge the Released Persons (as hereinafter defined) of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent (hereinafter, “Claims”), which the Releasing Person now has or may hereafter have or claim to have against the Released Persons, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the employment or termination of employment of the Executive by the Released Persons, or any of them; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on any Released Person’s right to terminate the employment of the Executive; and any alleged violation of any federal, state or local statute, ordinance or regulation including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act, the Americans With Disabilities Act, the California Labor Code, and the California Fair Employment and Housing Act, each as amended from time to time. As used herein, the term “Released Persons” shall mean, as to the Company, the REIT, the Operating Partnership, Maguire Services, Inc., a Maryland corporation, and each of their respective partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, and as to the Executive, Robert F Maguire and each of his partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with him.

3.2. EACH RELEASING PERSON ACKNOWLEDGES THAT HE/IT HAS BEEN ADVISED BY LEGAL COUNSEL AND IS FAMILIAR WITH CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

THE RELEASING PERSON, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS HE/IT MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

3.3. IN ACCORDANCE WITH THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990 (“OWBPA”), THE EXECUTIVE IS HEREBY ADVISED AND ACKNOWLEDGES AS FOLLOWS:

3.3.1. HE HAS READ AND UNDERSTANDS THE TERMS OF THIS RELEASE IN ITS ENTIRETY;

3.3.2. HE HAS ENTERED INTO THIS RELEASE KNOWINGLY AND VOLUNTARILY, WITHOUT ANY DURESS OR COERCION;

3.3.3. HE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY WITH RESPECT TO THIS RELEASE BEFORE SIGNING THIS RELEASE;

3.3.4. HE WAIVES THE RIGHT TO THE TWENTY-ONE (21) DAY CONSIDERATION PERIOD TO WHICH HE IS ENTITLED UNDER THE OWBPA;

3.3.5. TO THE EXTENT HE TAKES LESS THAN 21 DAYS TO CONSIDER THIS AGREEMENT PRIOR TO SIGNING IT, HE ACKNOWLEDGES THAT HE HAD SUFFICIENT TIME TO CONSIDER THIS AGREEMENT WITH

COUNSEL AND THAT HE EXPRESSLY, VOLUNTARILY AND KNOWINGLY WAIVES ANY ADDITIONAL TIME; AND

3.3.6. HE HAS UNTIL 5:00 PM PACIFIC DAYLIGHT TIME ON THE SEVENTH (7TH) DAY FOLLOWING THE EXECUTION OF THIS RELEASE TO REVOKE THIS RELEASE, AND THIS RELEASE WILL BECOME EFFECTIVE UPON THE CALENDAR DAY IMMEDIATELY FOLLOWING THE EXPIRATION OF THAT REVOCATION PERIOD (THE “EFFECTIVE DATE”). THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT IF HE WISHES TO REVOKE THIS RELEASE, HE MUST DO SO IN WRITING, AND THAT SUCH REVOCATION MUST BE SIGNED BY HIM AND RECEIVED BY JONATHAN ABRAMS, SENIOR VICE PRESIDENT AND GENERAL COUNSEL OF THE COMPANY, MAGUIRE PROPERTIES, INC., 1733 OCEAN AVENUE, SUITE 400, SANTA MONICA, CA 90401, NO LATER THAN 5:00 P.M. PDT ON THE SEVENTH (7TH) CALENDAR DAY IMMEDIATELY FOLLOWING THE DATE ON WHICH THE EXECUTIVE SIGNED THE RELEASE.

3.4. Each Releasing Person expressly represents that he/it has not filed a lawsuit or initiated any other legal or administrative proceeding against any other Released Person. Each Releasing Person further promises not to initiate a lawsuit or to bring any other claim against any Released Person arising out of or in any way related to the Executive’s employment by the Company or its Affiliates or Executive’s service to the Company in his capacity as a director or Chairman of the Board of Directors of the REIT, or the termination of that employment or service (as applicable).

3.5. Each Releasing Person represents and warrants that there has been no assignment or other transfer of any interest in any Claim which he or it may have against the Released Persons, or any of them, and each Releasing Person agrees to indemnify and hold the Released Persons, or any of them, harmless from any liability, Claims, demands, damages, costs, reasonable expenses and attorneys’ fees incurred by Released Persons, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by any Released Person against the Releasing Person under this indemnity.

3.6. Each Releasing Person agrees that if he or it hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against the Released Persons, or any of them, any of the Claims released hereunder, then such Releasing Person agrees to pay to such Released Persons, or any of them, in addition to any other damages caused to the Released Persons thereby, all reasonable attorneys’ fees, costs and expenses incurred by the Released Persons, or any of them, in defending or otherwise responding to said suit or Claim.

3.7. For a period of four (4) years following the Separation Date, the Company shall cause the Executive to be named and covered as an insured under such officers and directors insurance and errors and omissions insurance that the Company provides to its senior executive officers during that time period. Additionally, the Company shall indemnify and hold the Executive harmless to the fullest extent permitted by law with regards to actions or inactions taken in relation to the Executive’s duties performed at the Company before the date of this Agreement. Nothing in this Agreement shall be deemed to, or shall, limit, release, impair or otherwise affect, in any way, the Executive’s rights to indemnification, defense and/or insurance coverage, whether pursuant to any certificate of incorporation, bylaw, policy, insurance contract, partnership agreement, operating agreement, or other organizational document, under applicable law including, without limitation, Section 2802 of the California Labor Code and Section 317 of the California Corporations Code, or otherwise. Nothing in this Agreement shall limit or release any party’s right to enforce the terms of this Agreement or any agreement entered into in connection with this Agreement, the Executive’s right to any previously vested benefits under any Company-sponsored welfare or benefits plan, or the Executive’s right to participate in a COBRA continuation coverage program or any similar state medical and dental insurance continuation coverage program. Furthermore, this Agreement will not prevent the Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that the Executive acknowledges and agrees that any claims by the Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be and hereby are barred. Nothing in this Agreement shall limit or release the obligation of Executive and his affiliates to pay amounts payable to the Company under the Other Related Party Agreements (as defined below) and the Insurance Sharing Agreement (as defined below) for goods or services provided to the Executive and his affiliates prior to the date hereof or until the termination of the Other Related Party Agreements and Insurance Sharing Agreement pursuant to Sections 8 and 9 of this Agreement.

4. Employment Agreement.

4.1. The Executive acknowledges that, in the absence of his execution of this Agreement, the payment and other rights and benefits specified above in Sections 2.1 through 2.5 would not otherwise be due to him.

4.2. The Company acknowledges that the Executive’s right to receive the “Accrued Obligations” and the “Other Benefits,” as those terms are defined in the Employment Agreement, is not conditioned upon the Executive’s execution of this Agreement, and that such Accrued Obligations and Other Benefits shall be timely paid to the Executive.

4.3. The Company acknowledges that the provisions of Sections 7 and 8 of the Employment Agreement survive the cessation of the Executive’s employment with the Company, including, without limitation, the Executive’s rights to “Excise Tax Gross-Up Payments” on amounts paid pursuant to this Agreement or the Employment Agreement, and shall not be extinguished by this Agreement.

4.4. The Executive acknowledges that the provisions of Sections 9(a) and (c) and 10 through 12 of the Employment Agreement survive the cessation of his employment with the Company. The Executive further acknowledges and affirms that the covenants contained in Section 9(a) of the Employment Agreement are reasonable and necessary to protect the legitimate interests of the Company and its Affiliates, that he received adequate consideration in exchange for agreeing to those covenants, and that he will abide by those covenants.

5. Cooperation in Legal Proceedings.

5.1. The Executive agrees that following the Separation Date, he will cooperate with the Company, its Affiliates and their counsel with respect to the Company’s defense, prosecution or investigation of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or its Affiliates which relate to events or occurrences that transpired while he was employed by the Company; and in connection with any investigation or review by any federal, state or local regulatory, quasi-regulatory or self-governing authority relating to such events or occurrences. The Executive’s cooperation shall include, but not be limited to, being available to meet and speak with officers or employees of the Company and/or its counsel at reasonable times and locations, executing accurate and truthful documents, and taking such other actions as may reasonably be requested by the Company and/or its counsel to effectuate the foregoing. The Company will reimburse the Executive for all reasonable and documented out-of-pocket expenses, including travel, hotel and meal or similar expenses and the reasonable fees and expenses of his attorneys, incurred in connection with providing his cooperation under this Section 5 for which the Executive has obtained prior, written approval from the Company.

6. Termination of Lease. The Operating Partnership and the Executive acknowledge that the Operating Partnership and Maguire Partners – 1733 Ocean, LLC, a California limited liability company (the “Landlord”), which is an entity controlled by the Executive, are party to (a) that certain 1733 Ocean Avenue Office Lease, dated as of November 15, 2005 (the “Lease”), pursuant to which the Operating Partnership leases from the Landlord certain premises (the “Premises”) consisting of a portion of the fourth floor of the building located at 1733 Ocean Avenue, Santa Monica, California (the “Building”), and (b) that certain Letter Agreement Re: Participation Interest: Maguire Partners – 1733 Ocean, LLC, dated as of November 15, 2005 (the “Participation Side Letter”). The Operating Partnership and the Executive agree that the Executive shall cause the Landlord, for a period of 180 days following the Separation Date, to use its reasonable best efforts to procure any requisite approvals for the termination of the Lease, whether such approvals are obtained by procuring an acceptable replacement tenant for the entire fourth floor of the Building or otherwise. In the event that such approvals are obtained within said 180 day period, the Executive shall promptly notify the Operating Partnership thereof and shall thereafter cause the Landlord to (and the Operating Partnership shall agree to) terminate the Lease and the Participation Side Letter effective as of a date designated by the Operating Partnership that is within 30 days after the later of (a) 90 days after the date hereof or (b) the date such approvals have been obtained. If such approvals are not obtained within said 180 day period, then (i) the Executive shall cause the Landlord thereafter to demise the Premises from the balance of the fourth floor of the Building in a manner and configuration that is acceptable to the Operating Partnership in the exercise of its reasonable judgment and to complete said demising with the Landlord and the Operating Partnership each bearing fifty percent (50%) of the cost and expense thereof, within 30 days following the expiration of said 180 day period, (ii) the Executive shall cause Landlord to agree to an amendment of the Lease as necessary to reflect such demising (including, without limitation, by reducing the rent to reflect any reduction in the number of usable square feet comprising the Premises), and (iii) the Operating Partnership shall have the right to assign the Lease or sublet the Premises, as so demised, as otherwise provided in the Lease. If the Landlord fails to so demise the Premises within said 30 day period, then all rent and other charges payable by the Operating Partnership pursuant to the Lease shall be wholly abated for each day of delay in the completion of such demising after the expiration of said 30 day period. Notwithstanding anything to the contrary in the Lease, the Participation Side Letter or otherwise, if the Landlord exercises its right under the Lease to terminate the Lease and recapture the Premises in the event of a proposed assignment of the Lease or subletting of the Premises by the Operating Partnership, the Landlord shall be entitled to all rent and other amounts under and with respect to each replacement lease and the Participation Side Letter shall not apply to any replacement lease.

7. Ability to Use Maguire Name. Following the Separation Date, Executive, or any entity controlled by the Executive, may use the “Maguire” name for any reason, including but not limited to in competition with the Company, so long as the name used is not confusingly similar to any of the names used by the Company or its Affiliates. For these purposes the Company acknowledges that the name “Maguire Investments” is not confusingly similar to any of the names used by the Company or its Affiliates and may be used by Executive or such entities for any reason, including but not limited to in competition with the Company, after the Separation Date. Following the occurrence of any of the following events, upon the written request of Executive, the Company shall (as soon as practical after receipt of such written request) cease using the name “Maguire”:

7.1. the acquisition, directly or indirectly, by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d), and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules thereunder) of “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“voting securities”) of the REIT that represent 80% or more of the combined voting power of the REIT’s then outstanding voting securities; or

7.2. the consummation by the REIT (whether directly involving the REIT or indirectly involving the REIT through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the REIT’s assets or (z) the acquisition of assets or stock of another entity, in each case, other than a transaction:

7.2.1. which results in the REIT’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the REIT or the person that, as a result of the transaction, controls, directly or indirectly, the REIT or owns, directly or indirectly, all or substantially all of the REIT’s assets or otherwise succeeds to the business of the REIT (the REIT or such person, the “Successor Entity”)) directly or indirectly, at least 50% of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction,

7.2.2. after which no person or group beneficially owns voting securities representing 80% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (B) as beneficially owning 80% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the REIT prior to the consummation of the transaction, and

7.2.3. if individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election by the REIT’s shareholders, or nomination for election by the Board, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board.

8. Termination of Management and Service Contracts for RFM Properties. The Company and the Executive agree that each of the agreements listed on Schedule 1 attached hereto (the “Other Related Party Agreements”) shall be terminated as soon as practicable following the Separation Date, with such termination to be effective on the date or dates specified in a notice from the Executive (which shall be no sooner than 10 days after such notice and no later than 30 days after the Separation Date). Upon such effective date, the Other Related Party Agreements shall each terminate and be of no further force or effect (other than any provisions thereof that expressly survive termination), and none of the parties thereto shall have any further liability or obligation pursuant thereto except for any liabilities thereunder accruing prior to such effective date.

9. Removal of RFM Properties from Insurance Sharing Agreement. As soon as practical following the Separation Date, Executive shall cause the appropriate entities controlled by him to obtain insurance coverage for the properties listed on Schedule 2 (the “RFM Properties”) that is separate and apart from the policies maintained by the Company and its Affiliates with respect to such properties pursuant to the Amended and Restated Property Insurance Sharing Agreement dated as of June 27, 2003, as amended by the First Amendment to the Amended and Restated Property Insurance Sharing Agreement dated as of December 15, 2003, as amended by the Second Amendment to the Amended and Restated Property Insurance Sharing Agreement dated as of February 28, 2008 (collectively, the “Insurance Sharing Agreement”). Promptly following the Separation Date, Executive shall cooperate with the Company and shall cause the entities controlled by him to enter into an appropriate amendment to the Insurance Sharing Agreement to remove the RFM Properties from the Insurance Sharing Agreement and to settle any amounts due to the Company under the Insurance Sharing Agreement with respect to the RFM Properties. In any event, the Company and its Affiliates shall have the right to terminate any insurance coverage maintained by the Company or such Affiliates with respect to the RFM Properties 60 days following the Separation Date.

10. Tax Protection under Contribution Agreements. Notwithstanding anything to the contrary in any of the contribution agreements currently in effect among the Company or any of its affiliates and the Executive and any of his affiliates, for purposes of calculating whether or not the “Partnership Unit Sales Restriction” (as defined in such contribution agreements) shall be deemed satisfied for any period, shares of REIT common stock received upon redemption of “Partnership Units” (as defined in such contribution agreements) in accordance with Section 8.6B of the Amended and Restated Agreement of Limited Partnership of Maguire Properties, L.P., as

amended, and still owned by the Executive shall be treated as Partnership Units then owned by the Executive.

11. Miscellaneous.

11.1. No Admission of Liability. Each Releasing Person acknowledges and agrees that neither the payment of any sum of money nor the execution of this Agreement shall constitute or be construed as an admission by the Released Persons, or any of them, of any wrongdoing, liability or violation of any federal, state or local statute, ordinance or regulation or of any duty owed to the Releasing Person by the Released Persons, or any of them, nor shall this Agreement be admissible as evidence in any proceeding, other than for enforcement of the provisions of this Agreement.

11.2. Dispute Resolution. Except as is necessary for any of the Released Persons or any Releasing Person to enforce their rights under this Agreement through injunctive relief or specific performance, the parties agree that any disputes based upon, relating to, or arising out of this Agreement and/or the Executive’s employment relationship with the Company and/or any of the Released Persons or Executive’s service to the Company in his capacity as a director or Chairman of its Board of Directors, and the termination of such relationships, shall be submitted to binding arbitration in Los Angeles, California, pursuant to the provisions of Section 12 (b) of the Employment Agreement, which shall be the exclusive remedy for resolving any and all such disputes.

11.3. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive and their respective successors, permitted assigns, executors, administrators and heirs. The Executive may not make any assignment of this Agreement or any interest herein, by operation of law or otherwise. The REIT or the Operating Partnership may assign this Agreement to any successor to all or substantially all of their respective assets or business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.

11.4. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Agreement is adjudged by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision but shall be confined in its operation to the provision directly involved in the controversy in which such judgment shall have been rendered, and this Agreement will be reformed, construed and enforced as though such invalid, illegal or unenforceable provision had never been herein contained.

11.5. Entire Agreement; Amendments. Except as otherwise provided herein, this Agreement and the Consulting Agreement represent the entire agreement and understanding between the parties hereto relating to the subject matter hereof and, except as expressly stated in this Agreement or the Consulting Agreement, merges and supersedes all prior and contemporaneous discussions, agreements, understandings or negotiations respecting such subject matter. Each Releasing Person acknowledges that he or it is relying solely upon the contents of this Agreement and the Consulting Agreement, that there have been no other representations or statements made by any of the Released Persons, and that each Releasing Person is not relying on any other representations or statements whatsoever of any of the Released Persons as an inducement to enter into this Agreement or the Consulting Agreement, and if any of the facts upon which the Releasing Person now relies in entering into this Agreement or the Consulting Agreement shall hereafter prove to be otherwise, this Agreement and the Consulting Agreement shall nonetheless remain in full force and effect. The provisions of this Agreement may not be changed or modified, except by an express agreement in writing signed by each of the parties hereto.

11.6. Waivers. The waiver by any party of any right hereunder or of any breach by another party will not be deemed a waiver of any other right hereunder or of any other breach by another party. No waiver will be deemed to have occurred unless set forth in writing. No waiver will constitute a continuing waiver unless specifically stated, and any waiver will operate only as to the specific term or condition waived.

11.7. Joint Drafting. The Executive understands and agrees that this Agreement is deemed to have been drafted jointly by the parties. Any uncertainty or ambiguity shall not be construed for or against any party based on attribution of drafting to any party.

11.8. Governing Law and Enforcement. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, without regard to it principles of conflicts of laws.

11.9. Counterparts and Facsimiles. This Agreement may be executed, including execution by facsimile signature, in multiple counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

11.10. Headings. Headings, titles or captions of paragraphs contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions hereof.

[signature page follows]

IN WITNESS WHEREOF, each of the REIT and the Operating Partnership has caused this Agreement to be executed by its duly authorized representative, and the Executive has executed this Agreement, in each case as of the date indicated by the signatures below.

Maguire Properties, Inc.

Date:	May 17, 2008
		By:	/s/ WALTER L. WEISMAN
		Name:	Walter L. Weisman
		Title:	Director

Maguire Properties, L.P.,
a Maryland limited partnership

		By:	Maguire Properties, Inc.
		Its:	General Partner
Date:	May 17, 2008
		By:	/s/ WALTER L. WEISMAN
		Name:	Walter L. Weisman
		Title:	Director

ROBERT F. MAGUIRE III

Date:	May 17, 2008
/s/ ROBERT F. MAGUIRE III
(other than with respect to the Release contained in Section 3 hereof)

ROBERT F. MAGUIRE III

Date:	May 17, 2008
/s/ ROBERT F. MAGUIRE III
(with respect to the Release contained in Section 3 hereof)

SCHEDULE 1

OTHER RELATED PARTY AGREEMENTS

1.	Services Agreement (Solana Marriott Hotel), dated June 27, 2003, by and between Maguire Properties, L.P., and Maguire Partners-Solana Limited Partnership.

2.	Services Agreement (17th & Grand), dated June 27, 2003, by and between Maguire Properties, L.P., and Maguire Thomas Partners-17th & Grand, Ltd.

3.	Services Agreement (740 S. Olive), dated June 27, 2003, by and between Maguire Properties, L.P., and Maguire Partners-740 Olive Street, L.P.

4.	Services Agreement (Development), dated June 27, 2003, by and between Maguire Properties, L.P., and Maguire Partners Development, Ltd.

5.	Property Management and Leasing Agreement (Solana), dated June 27, 2003, by and between Maguire Partners-Solana Limited Partnership, and Maguire Properties-Solana Services, L.P.

6.	Property Management and Leasing Agreement (Solana Land), dated June 27, 2003, by and between Maguire Partners-Solana Land, L.P., and Maguire Properties-Solana Services, L.P.

7.	Property Management and Leasing Agreement (1733 Ocean), dated June 27, 2003, by and between Maguire Partners-1733 Ocean, LLC, and Maguire Properties, L.P.

8.	Property Management and Leasing Agreement (Plaza Las Fuentes Phase II), dated June 27, 2003, by and between Maguire Partners-385 Colorado, LLC, and Maguire Properties, L.P.

9.	Western Asset Plaza Office Lease, dated July 1, 2004, by and between Maguire Partners-385 Colorado, LLC, and Maguire Properties Services, Inc.

10.	Lease Agreement, dated January 31, 2006, by and between Maguire Partners – Solana Limited Partnership, and Maguire Partners – Solana Services, L.P.

11.	Lease Agreement (Leasing), dated February 1, 2006, by and between Maguire Partners -Solana Limited Partnership, and Maguire Partners – Solana Services, L.P.

12.	Lease Agreement (Management), dated February 1, 2006, by and between Maguire Partners – Solana Limited Partnership, and Maguire Partners – Solana Services, L.P.

13.	Lease Agreement, dated July 1, 2004, by and between Maguire Partners—385 Colorado, LLC, and Maguire Properties Services, Inc.

14.	All oral agreements between the Executive or his controlled entities and the Company or its affiliates with respect to management services or the provision of other services.

2

SCHEDULE 2

RFM PROPERTIES

1.	Solana (owned by Maguire Partners – Solana, L.P., a Texas limited partnership)

2.	Solana Land (owned by Maguire Partners – Solana Land, L.P, a Texas limited partnership)

3.	1733 Ocean Avenue (owned by Maguire Partners – 1733 Ocean, LLC, a Delaware limited liability company)

4.	Plaza Las Fuentes – Phase II (owned by Maguire Partners – WAP, LLC, a Delaware limited liability company)

5.	740/737 South Olive (owned by Maguire Partners – 740 South Olive, a California limited partnership)

6.	Grand Garage (owned by Maguire Thomas Partners – 17th & Grand, Ltd., a California limited partnership)

7.	Playa Vista – Water’s Edge (owned by Playa Vista – Water’s Edge, LLC, a Delaware limited liability company)

8.	Water’s Edge – 5510 Lincoln Boulevard (owned by Maguire Partners – Water’s Edge Property Holdings, LLC, a Delaware limited liability company)

9.	Water’s Edge – 5570 Lincoln Boulevard (owned by Maguire Partners – Water’s Edge Property Holdings, LLC, a Delaware limited liability company)

10.	Surface Parking – 5510 Lincoln Boulevard (owned by Maguire Partners – Water’s Edge Property Holdings, LLC, a Delaware limited liability company)